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                      September 23, 2022

       Paul J. Zepf
       Chief Executive Officer
       Global Partner Acquisition Corp II
       7 Rye Ridge Plaza, Suite 350
       Rye Brook, NY 10537

                                                        Re: Global Partner
Acquisition Corp II
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 18,
2022
                                                            File No. 001-39875

       Dear Paul J. Zepf:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction
       cc:                                              Anthony Ain, Ellenoff
Grossman & Schole LLP